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                                                                      Exhibit 23

                       CONSENT of INDEPENDENT ACCOUNTANTS


  We consent to the incorporation by reference in the Philip Morris Companies Inc. registration statement on Form S-8 (File No. 33-40110) of the Philip Morris Incorporated Deferred Profit-Sharing Plan for Craft Employees of our report dated March 18, 1994, on our audits of the financial statements of the Philip Morris Incorporated Deferred Profit-Sharing Plan for Craft Employees as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991, and the financial statement schedule as of December 31, 1993, which report is included in this annual report on Form 11-K.



                                              COOPERS & LYBRAND



New York, New York
April 13, 1994